Exhibit 5.1

Squire Patton Boggs (US) LLP 1 E. Washington St., Suite 2700 Phoenix, Arizona 85004 O +1 602 528 4000 F +1 602 253 8129 squiresanders.com

July 13, 2016

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Road, Suite 300

Scottsdale, Arizona 85254

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”) of up to 20,575,741 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), issuable upon exercise of Exchange Warrants (as defined in the Registration Statement) held by the Selling Stockholders, and the Term Loan Warrants (as defined in the Registration Statement) held by the Selling Stockholders, each as set forth in the Registration Statement. The Shares may be issued for resale from time to time by and for the account of the Selling Stockholders as named in the Registration Statement.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement, as amended to the date hereof, and the Company Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

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Nuverra Environmental Solutions, Inc.

July 13, 2016

In particular, we have examined and relied upon:

1.

The Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof by the First Certificate of Amendment, Second Certificate of Amendment, Third Certificate of Amendment, Fourth Certificate of Amendment and Fifth Certificate of Amendment;

2.	The Second Amended and Restated By-Laws of the Company, as amended to the date hereof;

3.	Certain resolutions adopted by the board of directors of the Company relating to the registration and resale of the Shares and related matters;

4.	A specimen certificate representing the Common Stock;

5.

The Warrant Agreement (Exchange) entered into in connection with the Exchange Offer, dated as of April 15, 2016, among the Company, Mark D. Johnsrud, and American Stock Transfer and Trust Company, LLC, governing the Exchange Warrants (the “Exchange Offer Warrant Agreement”);

6.

The Warrant Agreement (Term Loan) entered into in connection with the Term Loan, dated as of April 15, 2016, among the Company, Mark D. Johnsrud, and American Stock Transfer and Trust Company, LLC, governing the Term Loan Warrants (the “Term Loan Warrant Agreement”); and

7.	Such other documents as we have considered appropriate for the purposes of this opinion.

Items 1 through 7 above are collectively referred to in this letter as the “Company Documents”.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein and with respect to parties other than the Company) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that, assuming the due exercise of the Exchange Warrants and Term Loan Warrants in accordance with the terms of the Exchange Offer Warrant Agreement and Term Loan Warrant Agreement, respectively, the Shares will be validly issued, fully paid and non-assessable.

Nuverra Environmental Solutions, Inc.

July 13, 2016

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP